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                                                                      EXHIBIT 16


[LETTERHEAD OF BERTHIN AMENGUAL & ASOCIADOS, EDIFICIO MULTICENTRO, TORRE B PISO 12, C. ROSENDO GUTIERREZ S/N Y AV. ARCA, LA PAZ, BOLIVIA]


                                                                 October 3, 2001


VIA DHL COURIER

United States Securities and Exchange Comision
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C.  20549

                  RE: DELTA INTERNATIONAL MINING AND EXPLORATION, INC. FORM 10-SB FOR FISCAL YEAR ENDED SEPTEMBER 30, 2000 REG. 228.304(a)(3)


I have analyzed the statements made in ITEM 3 of the Form 10-SB you have enclosed and I communicate to you that I'm completely in agreement with it.

Feel free to call if you have any question or doubt.

Sincerely,


/s/ Hugo Berthin Amengual
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Hugo Berthin Amengual
DIRECTOR
BERTHIN AMENGUAL & ASOCIADOS

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